Exhibit 4.14

AMENDMENT TO CONVERTIBLE DEBENTURES

This AMENDMENT TO CONVERTIBLE DEBENTURES (this “Amendment”) dated as of November 17, 2023, is made by and between Sono Group N.V., a Dutch public limited liability company, (the “Company”) and YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Holder”). Each of the Company and the Holder shall be referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Securities Purchase Agreement, dated as of December 7, 2022, executed by and between the Parties, (i) on December 7, 2022, the Company issued the Holder a convertible debenture in the principal amount of $11,100,000 (Debenture No. SEV-1), (ii) on December 8, 2022, the Company issued the Holder a convertible debenture in the principal amount of $10,000,000 (Debenture No. SEV-2), and (iii) on December 20, 2022, the Company issued the Holder a convertible debenture in the principal amount of $10,000,000 (Debenture No. SEV-3) (collectively, the “Debentures” and individually a “Debenture”);

WHEREAS, as an inducement to enter into that certain Restructuring Agreement, dated as of the date hereof, by and between the Parties (the “Restructuring Agreement”), and that certain Funding Commitment Letter, dated as of the date hereof, by and between the Parties (the “Funding Commitment Letter”), the Parties desire to amend the Debentures pursuant to the terms and conditions of this Amendment; and

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees with the other as follows:

1. Section 1(a) of each of the Debentures shall be amended and restated in its entirety to reflecting the following:

Section 1(a): Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be July 1, 2025, as may be extended at the option of the Holder. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

 2. Section 3(a)(xiii) shall be added to each of the Debentures to read as follows:

Section 3(a)(xiii): A Termination Event of the Funding Commitment Letter (as expressly defined in the Funding Commitment Letter) occurs and such Termination Event has not subsequently been waived by Holder.

3.    The definition of “Conversion Price” in section 4(a)(ii) of each of the Debentures shall be deleted and replaced with the following:

(ii)         “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lower of (i) a price per Ordinary Share equal to USD 0.25 (the “Fixed Conversion Price”), or (ii) 85% of the lowest daily VWAP of the Ordinary Shares during the seven (7) consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Conversion Price”), provided that, if and only if the Ordinary Shares are listed and traded on Nasdaq on the relevant Conversion Date the Holder may agree that the Variable Conversion Price shall not be lower than the Floor Price then in effect; provided, further, that if the Ordinary Shares are not listed or traded on Nasdaq on the relevant Conversion Date, then no Floor Price shall be in effect, and provided further that, under no circumstances, will the Conversion Price per Ordinary Share be less than the nominal value of one Ordinary Share (translated into USD on the applicable Share Delivery Date (as defined below)). The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

4.    The definition of “Floor Price” in section 14(j) of each of the Debentures shall be deleted and replaced with the following:

14(j) “Floor Price” solely with respect to the Variable Conversion Price, shall mean a price per share equal to 20% of the Closing Price on the Trading Day immediately prior to the effective date of that certain Amendment to Convertible Debentures, dated as of November 17, 2023, by and between the Company and Holder; provided, however, that if the Ordinary Shares are not listed or traded on Nasdaq, then no Floor Price shall be in effect. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amounts set forth in a written notice to the Holder; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

5.    Except as herein amended, each Debenture shall remain in full force and effect, and shall not otherwise be affected by this Amendment.

6.    This Amendment shall become effective only upon the satisfaction of the Closing Condition (as defined in the Restructuring Agreement).

7.    Further Assurances. Each Party hereto, without additional consideration, shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party hereto in order to carry out the provisions and purposes of this Amendment.

8.    Counterparts. This Amendment may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.    Headings. The headings of Articles and Sections in this Amendment are provided for convenience only and will not affect its construction or interpretation.

10.   Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Amendment or any of the documents referred to in this Amendment will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

11.   Severability. The invalidity or unenforceability of any provisions of this Amendment pursuant to any applicable law shall not affect the validity of the remaining provisions hereof, but this Amendment shall be construed as if not containing the provision held invalid or unenforceable in the jurisdiction in which so held, and the remaining provisions of this Amendment shall remain in full force and effect. If the Amendment may not be effectively construed as if not containing the provision held invalid or unenforceable, then the provision contained herein that is held invalid or unenforceable shall be reformed so that it meets such requirements as to make it valid or enforceable.

12.   Governing Law. This Amendment shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Amendment shall be resolved exclusively in the competent federal or state court sitting in the City of New York, Borough of Manhattan, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Convertible Debentures to be duly executed as of the day and year first above written.

Company:

SONO GROUP N.V.

By:	/s/ Torsten Kiedel	/s/ Markus Volmer
Name:	Torsten Kiedel	Markus Volmer
Title:	CFO	CTO

Holder:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member

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